Exhibit 23


                  CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



As independent public accountants, we hereby consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-1378 related to the 360 Communications Company Retirement Savings Plan; Form S-8 No. 333-1382 related to the 360 Communications Company 1996 Equity Incentive Plan and the 360 Communications Company Director Equity and Deferred Compensation Plan; and Form S-8 No. 333-1380 related to the 360 Communications Company Replacement Stock Option Plan) of 360 Communications Company of our report dated March 15, 1996 (except with respect to Note 14, as to which the date is May 31, 1996) related to the financial statements of Independent Cellular Network, Inc. and Affiliates, included in the Current Report on Form 8-K of 360 Communications Company dated November 6, 1996.


                                           ARTHUR ANDERSEN LLP



Chicago, Illinois
November 6, 1996